For Immediate Release

The J. M. Smucker Company Announces Fiscal 2013 First Quarter Results

•	Net sales increased 15 percent, volume up 2 percent
•	EPS up 2 percent; EPS up 4 percent excluding special project costs
•	Strong cash generated from operations
•	Company updates outlook for fiscal 2013

ORRVILLE, Ohio, August 17, 2012 — The J. M. Smucker Company (NYSE: SJM) today announced results for the first quarter ended July 31, 2012, of its 2013 fiscal year. Results for the quarter ended July 31, 2012, include the operations of the North American foodservice coffee and hot beverage business acquired from Sara Lee Corporation (“Sara Lee foodservice business”) since the completion of the acquisition on January 3, 2012.

Executive Summary

	Three Months Ended July 31,
	2012	2011	% Increase (Decrease)
	(Dollars in millions, except per share data)
Net sales	$1,369.7	$1,188.9	15%
Operating income	$190.5	$180.7	5%
% of net sales	13.9%	15.2%
Net income:
Income	$110.9	$111.5	(1)%
Income per diluted share	$1.00	$0.98	2%

Operating income excluding special project costs	$218.3	$205.7	6%
% of net sales	15.9%	17.3%
Net income excluding special project costs:
Income	$129.3	$128.2	1%
Income per diluted share	$1.17	$1.12	4%

•	The net sales increase includes the contribution of $86.7 million from the acquired Sara Lee foodservice business. Volume growth also contributed to the net sales increase in the first quarter of 2013, compared to 2012.

•	Operating income excluding the impact of restructuring, merger and integration, and certain pension settlement costs (“special project costs”) increased 6 percent, as the benefit of net price realization and a $15.6 million increase in favorable unrealized mark-to-market adjustment on derivative contracts was somewhat offset by higher commodity costs and selling, distribution, and administrative expenses.
•	Net income excluding special project costs increased 1 percent as higher interest expense and an increase in the effective tax rate reduced the operating income increase.
•	Net income excluding special project costs per diluted share increased 4 percent, which reflects the benefit from the Company’s share repurchase activities over the past year.

“We are pleased with the solid start to the fiscal year with growth in volume, sales, and cash flow,” commented Richard Smucker, Chief Executive Officer. “While the environment remains challenging, we continue to drive long-term growth through brand-building, product innovation, acquisitions, and productivity initiatives while maintaining a healthy balance between volume, market share, and profitability. Our results demonstrate the strength and resiliency of our iconic brands, our ability to adjust rapidly in the marketplace, and the commitment of our team to our strategy.”

“We remain focused on our long-term strategy and have made tactical adjustments to address challenging market conditions,” commented Vince Byrd, President and Chief Operating Officer. “We have made significant progress in optimizing price points, closing price gaps, and enhancing merchandising activities at retail. Consumers continue to respond positively to these actions, to the new products flowing from our robust innovation pipeline, and to the brands we have recently acquired. We believe we are well-poised for the important back-to-school and holiday seasons and for another successful year of growth.”

Net Sales

	Three Months Ended July 31,
	2012	2011	Increase (Decrease)%
	(Dollars in millions)
Net sales	$1,369.7	$1,188.9	$180.8	15%
Adjust for certain noncomparable items:
Acquisition	(86.7)	-	(86.7)	(7)%
Divestiture	-	(5.0)	5.0	0%
Foreign exchange	5.5	-	5.5	0%
Net sales adjusted for noncomparable impact of acquisition, divestiture, and foreign exchange	$1,288.5	$1,183.9	$104.6	9%

Amounts may not add due to rounding.

Net sales increased 15 percent in the first quarter of 2013, compared to the first quarter of 2012, as the impact of acquisition, volume, price, and mix were all positive. The acquired Sara Lee foodservice business contributed 7 percentage points of the net sales growth. Favorable sales mix and higher net realized prices each contributed to growth. Price increases taken on peanut butter since May 2011 were somewhat offset by net declines in coffee prices over the same period. Overall volume, excluding acquisition, increased 2 percent in the first quarter of 2013, compared to the first quarter of 2012, primarily driven by Jif® peanut butter and Folgers® coffee.

Margins

	Three Months Ended July 31,
	2012	2011
	(% of net sales)
Gross profit	34.3%	36.3%
Selling, distribution, and administrative expenses:
Marketing	5.4%	5.8%
Selling	3.4%	3.4%
Distribution	2.7%	3.2%
General and administrative	5.5%	5.8%
Total selling, distribution, and administrative expenses	17.0%	18.2%

Amortization	1.8%	1.7%
Other restructuring, merger and integration, and special projects costs	1.7%	1.2%
Other operating income - net	(0.1)%	(0.1)%
Operating income	13.9%	15.2%

Amounts may not add due to rounding.

Gross profit increased $38.7 million, or 9 percent, in the first quarter of 2013, compared to 2012. Excluding special project costs, gross profit increased $32.2 million, or 7 percent, driven by the acquired Sara Lee foodservice business and a $15.6 million increase in the benefit of unrealized mark-to-market adjustments on derivative contracts, which increased to a gain of $19.7 million in the first quarter of 2013 from a gain of $4.1 million in the first quarter of 2012.

Although the impact by product category varied, overall commodity costs were higher during the first quarter of 2013, compared to the first quarter of 2012, and were not fully offset by price realization. Gross margin contracted from 37.1 percent in the first quarter of 2012 to 34.6 percent in the first quarter of 2013, excluding special project costs.

Selling, distribution, and administrative (“SD&A”) expenses increased 7 percent in the first quarter of 2013, compared to the first quarter of 2012, and decreased as a percentage of net sales from 18.2 percent to 17.0 percent. Selling expenses increased 16 percent, generally in line with the increase in net sales and driven in part by the acquired Sara Lee foodservice business. General and administrative and marketing expenses increased 8 percent and 6 percent, respectively, while distribution expenses decreased 2 percent due to the consolidation within the Company’s retail direct-to-store delivery system.

Higher amortization expense was recognized in the first quarter of 2013, compared to 2012, primarily related to the intangible assets associated with the recent acquisition.

Operating income increased $9.8 million in the first quarter of 2013, compared to 2012. Excluding special project costs in both periods, operating income increased $12.6 million, or 6 percent, and declined from 17.3 percent of net sales in 2012 to 15.9 percent in 2013.

Interest and Income Taxes

Interest expense increased $8.5 million in the first quarter of 2013, compared to 2012, primarily representing the cost of higher average debt outstanding, due to the Company’s October 2011 public debt issuance.

Income taxes increased $1.1 million, or 2 percent, in the first quarter of 2013, compared to 2012, reflecting both an increase in income before income taxes and a higher effective tax rate. The effective tax rate was 33.7 percent in the first quarter of 2013, compared to 33.2 percent in 2012.

Segment Performance

	Three Months Ended July 31,
	2012	2011	% Increase (Decrease)
	(Dollars in millions)
Net sales:
U.S. Retail Coffee	$520.8	$500.1	4%
U.S. Retail Consumer Foods	528.4	459.5	15%
International, Foodservice, and Natural Foods	320.5	229.3	40%

Segment profit:
U.S. Retail Coffee	$126.4	$139.7	(10)%
U.S. Retail Consumer Foods	107.8	79.0	36%
International, Foodservice, and Natural Foods	40.7	38.5	6%

Segment profit margin:
U.S. Retail Coffee	24.3%	27.9%
U.S. Retail Consumer Foods	20.4%	17.2%
International, Foodservice, and Natural Foods	12.7%	16.8%

U.S. Retail Coffee

The U.S. Retail Coffee segment net sales increased 4 percent in the first quarter of 2013, compared to the first quarter of 2012, as increased volume and favorable sales mix driven by K-Cups® were somewhat offset by lower net price realization reflecting price declines since the first quarter of 2012. Segment volume increased 5 percent in the first quarter of 2013, compared to the first quarter of 2012, as the Folgers® brand increased 4 percent and Dunkin’ Donuts® packaged coffee increased 11 percent. Overall segment results also benefited from approximately two weeks of incremental Café Bustelo® brand net sales included in fiscal 2013 related to the acquisition of Rowland Coffee Roasters, Inc. on May 16, 2011. Net sales of Folgers Gourmet Selections® and Millstone® K-Cups® remained strong and increased $30.7 million, compared to the first quarter of 2012. K-Cups® represented 6 percentage points of segment net sales growth, while contributing only 1 percentage point growth to volume.

The U.S. Retail Coffee segment profit decreased $13.3 million, or 10 percent, in the first quarter of 2013, compared to a strong first quarter of 2012, which benefited from the timing of higher prices in advance of the higher costs subsequently recognized in fiscal 2012. Additionally, in the current quarter, the timing of price decreases and higher green coffee costs realized impacted results unfavorably. The timing impact was somewhat offset by the benefit of sales mix, lower selling and distribution expenses, and favorable unrealized mark-to-market adjustments. The benefit of unrealized mark-to-market adjustments on derivative contracts was a gain of $8.1 million in the first quarter of 2013, compared to a gain of $7.0 million in the first quarter of 2012. The Company’s current pricing reflects its expectation that lower green coffee costs will be recognized in upcoming quarters.

U.S. Retail Consumer Foods

The U.S. Retail Consumer Foods segment net sales increased 15 percent in the first quarter of 2013, compared to 2012, due primarily to the impact of price increases and sales mix as segment volume was flat. Excluding the previously announced cake mix downsizing, segment volume increased 1 percent. Jif® brand net sales increased 48 percent in the first quarter of 2013, compared to 2012, primarily reflecting price increases taken in fiscal 2012. Volume of the Jif® brand increased 8 percent compared to the prior year. Jif® peanut butter volume in the first quarter of 2012 was impacted by temporary item rationalizations and a reduction of promotional activity due to the expected availability of peanut supply. Smucker’s® fruit spreads net sales were flat and volume was down 2 percent during the same period. Net sales and volume of Smuckers® Uncrustables® frozen sandwiches increased 31 percent and 25 percent, respectively, in the first quarter of 2013, compared to 2012.

Crisco® brand net sales were flat and volume increased 2 percent in the first quarter of 2013, compared to 2012. For the same period, net sales for the Pillsbury® brand increased 10 percent, while volume was flat as increases in frostings and flour were offset by declines in baking mixes, which reflects the tonnage impact of downsizing. Canned milk net sales and volume decreased 4 percent and 1 percent, respectively, during the first quarter of 2013, compared to 2012.

The U.S. Retail Consumer Foods segment profit increased $28.8 million, or 36 percent, in the first quarter of 2013, compared to the first quarter of 2012, led by peanut butter and the benefit of unrealized mark-to-market adjustments on derivative contracts. The benefit of unrealized mark-to-market adjustments on derivative contracts increased $7.7 million to a gain of $6.6 million in the first quarter of 2013, compared to a loss of $1.1 million in the first quarter of 2012. Segment profit margin was 20.4 percent in the first quarter of 2013, compared to 17.2 percent in 2012.

International, Foodservice, and Natural Foods

Net sales in the International, Foodservice, and Natural Foods segment increased 40 percent in the first quarter of 2013, compared to 2012, driven by the acquired Sara Lee foodservice business, which contributed $86.7 million, or 38 percentage points, of the net sales growth. Excluding the impact of acquisition, divestiture, and foreign exchange, segment net sales increased 7 percent over the same period last year. Volume was up 4 percent with gains realized in the Robin Hood®, Golden Temple®, and Five Roses® Canadian flour brands as well as Santa Cruz Organic® beverages, more than offsetting declines in Bick’s® pickles.

Segment profit increased $2.1 million, or 6 percent, in the first quarter of 2013, compared to 2012, due to a $4.5 million increase in the benefit of unrealized mark-to-market adjustments on derivative contracts, which increased to a gain of $4.4 million in the first quarter of 2013, compared to a loss of $0.1 million in the first quarter of 2012. The Sara Lee foodservice business contributed to segment profit but was more than offset by higher supply chain costs and marketing expense.

Other Financial Results and Measures

	Three Months Ended July 31,
	2012	2011	% Increase (Decrease)
	(Dollars in millions)
Net cash provided by (used for) operating activities	$166.7	$(58.2)	n/m

Free cash flow	$120.4	$(125.9)	n/m

EBITDA	$254.7	$240.2	6%
% of net sales	18.6%	20.2%

Cash provided by operating activities was $166.7 million in the first quarter of 2013, compared to cash used by operating activities of $58.2 million during the first quarter of 2012. The $225.0 million increase in cash generated in the first quarter of 2013 is primarily due to a lower amount of cash required to fund inventory in the first quarter of 2013, compared to 2012. Reflecting the anticipation of strong cash generation during the fiscal year, the Company announced an 8 percent increase in the dividend rate during the quarter, payable on September 4, 2012.

Outlook

For fiscal 2013, the Company continues to expect net sales to increase approximately 7 percent, compared to 2012, including an incremental eight-month contribution from the Sara Lee foodservice business. Non-GAAP income per diluted share is expected to range from $5.00 to $5.10, excluding special project costs of approximately $0.50 per diluted share. Based on current expectations, the Company believes non-GAAP income per diluted share should be at the higher end of its estimate range.

Conference Call

The Company will conduct an earnings conference call and webcast today, Friday, August 17, 2012, at 8:30 a.m. E.T. The webcast can be accessed from the Company’s website at www.smuckers.com. For those unable to listen to the live webcast, the webcast replay will be available at www.smuckers.com following the call. An audio replay will also be available following the call until Friday, August 24, 2012, and can be accessed by dialing 888-203-1112 or 719-457-0820, with a pass code of 9463519.

Non-GAAP Measures

The Company uses non-GAAP measures including net sales adjusted for the noncomparable impact of acquisition, divestiture, and foreign exchange rate; gross profit, operating income, net income, and net income per diluted share, excluding special project costs; earnings before interest, taxes, depreciation, and amortization (“EBITDA”); and free cash flow as key measures for purposes of evaluating performance internally. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). Rather, the presentation of these non-GAAP measures supplements other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations. These non-GAAP measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP measures to the comparable GAAP items for the current and prior year quarter is included in the “Unaudited Non-GAAP Measures” table.

About The J. M. Smucker Company

For more than 110 years, The J. M. Smucker Company has been committed to offering consumers quality products that bring families together to share memorable meals and moments. Today, Smucker is a leading marketer and manufacturer of fruit spreads, retail packaged coffee, peanut butter, shortening and oils, ice cream toppings, sweetened condensed milk, and health and natural foods beverages in North America. Its family of brands includes Smucker's®, Folgers®, Dunkin’ Donuts®, Jif®, Crisco®, Pillsbury®, Eagle Brand®, R.W. Knudsen Family®, Hungry Jack®, Café Bustelo®, Café Pilon®, White Lily® and Martha White® in the United States, along with Robin Hood®, Five Roses®, Carnation® and Bick's® in Canada. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth and Independence established by its founder and namesake more than a century ago. For more information about the Company, visit www.smuckers.com.

The J. M. Smucker Company is the owner of all trademarks referenced herein, except for the following, which are used under license: Pillsbury® is a trademark of The Pillsbury Company, LLC; Carnation® is a trademark of Société des Produits Nestlé S.A.; and, Dunkin’ Donuts® is a registered trademark of DD IP Holder, LLC.

Dunkin’ Donuts® brand is licensed to The J. M. Smucker Company for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, and drug stores. This information does not pertain to Dunkin' Donuts® coffee or other products for sale in Dunkin' Donuts® restaurants. K-Cup® and K-Cups® are trademarks of Keurig, Incorporated.

The J. M. Smucker Company Forward-Looking Language

This press release contains forward-looking statements, such as projected operating results, earnings, and cash flows, that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance, or achievements expressed or implied by those forward-looking statements. Readers should understand that the risks, uncertainties, factors, and assumptions listed and discussed in this press release, including the following important factors and assumptions, could affect the future results of the Company and could cause actual results to differ materially from those expressed in the forward-looking statements:

•	volatility of commodity markets from which raw materials, particularly green coffee beans, wheat, soybean oil, milk, peanuts, and sugar, are procured and the related impact on costs;
•	risks associated with derivative and purchasing strategies employed by the Company to manage commodity pricing risks, including the risk that such strategies could result in significant losses and adversely impact the Company’s liquidity;
•	crude oil price trends and their impact on transportation, energy, and packaging costs;
•	the ability to successfully implement and realize the full benefit of price changes that are intended to fully recover cost and the competitive, retailer, and consumer response;
•	the success and cost of introducing new products and the competitive response;

•	the success and cost of marketing and sales programs and strategies intended to promote growth in the Company’s businesses;
•	general competitive activity in the market, including competitors’ pricing practices and promotional spending levels;
•	the ability of the Company to successfully integrate acquired and merged businesses in a timely and cost effective manner;
•	the successful completion of the Company’s restructuring programs and the ability to realize anticipated savings and other potential benefits within the time frames currently contemplated;
•	the impact of food security concerns involving either the Company’s or its competitors’ products;
•	the impact of accidents and natural disasters, including crop failures and storm damage;
•	the concentration of certain of the Company’s businesses with key customers and suppliers and the ability to manage and maintain key relationships;
•	the loss of significant customers, a substantial reduction in orders from these customers, or the bankruptcy of any such customer;
•	changes in consumer coffee preferences and other factors affecting the coffee business, which represents a substantial portion of the Company’s business;
•	a change in outlook or downgrade in the Company’s public credit rating by a rating agency;
•	the ability of the Company to obtain any required financing;
•	the timing and amount of capital expenditures, share repurchases, and restructuring costs;
•	impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets;
•	the impact of new or changes to existing governmental laws and regulations and their application;
•	the impact of future legal, regulatory, or market measures regarding climate change;
•	the outcome of current and future tax examinations, changes in tax laws, and other tax matters, and their related impact on the Company’s tax positions;
•	foreign currency and interest rate fluctuations;
•	political or economic disruption;
•	other factors affecting share prices and capital markets generally; and
•	risks related to other factors described under “Risk Factors” in other reports and statements filed by the Company with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.

Readers are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release. The Company does not undertake any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

Contacts:
The J. M. Smucker Company

(330) 682-3000

Investors:	Media:
Sonal Robinson	Maribeth Badertscher
Vice President, Investor Relations	Vice President, Corporate Communications

The J. M. Smucker Company

Unaudited Condensed Consolidated Statements of Income

	Three Months Ended July 31,
	2012	2011	% Increase (Decrease)
	(Dollars in thousands, except per share data)
Net sales	$1,369,703	$1,188,883	15%
Cost of products sold	895,966	747,373	20%
Cost of products sold - restructuring and merger and integration	3,964	10,426	(62)%
Gross Profit	469,773	431,084	9%
Gross margin	34.3%	36.3%

Selling, distribution, and administrative expenses	232,216	216,552	7%
Amortization	24,191	20,235	20%
Other restructuring costs	10,910	9,897	10%
Other merger and integration costs	6,269	4,685	34%
Other special project costs	6,669	-	n/m
Other operating income - net	(1,007)	(988)	2%
Operating Income	190,525	180,703	5%
Operating margin	13.9%	15.2%

Interest income	278	302	(8)%
Interest expense	(23,882)	(15,422)	55%
Other income - net	344	1,243	(72)%
Income Before Income Taxes	167,265	166,826	0%
Income taxes	56,402	55,303	2%
Net Income	$110,863	$111,523	(1)%

Net income per common share	$1.00	$0.98	2%

Net income per common share - assuming dilution	$1.00	$0.98	2%

Dividends declared per common share	$0.52	$0.48	8%

Weighted-average shares outstanding	110,368,271	114,277,547	(3)%
Weighted-average shares outstanding – assuming dilution	110,397,807	114,335,184	(3)%

The J. M. Smucker Company

Unaudited Condensed Consolidated Balance Sheets

	July 31, 2012	April 30, 2012	July 31, 2011
	(Dollars in thousands)
Assets
Current Assets:
Cash and cash equivalents	$311,474	$229,708	$102,475
Trade receivables	390,924	347,518	350,293
Inventories	1,019,339	961,576	1,213,821
Other current assets	78,591	104,663	73,183
Total Current Assets	1,800,328	1,643,465	1,739,772

Property, Plant, and Equipment - Net	1,101,036	1,096,089	925,687

Other Noncurrent Assets:
Goodwill	3,053,246	3,054,618	2,903,713
Other intangible assets - net	3,162,025	3,187,007	3,132,761
Other noncurrent assets	145,475	134,047	80,090
Total Other Noncurrent Assets	6,360,746	6,375,672	6,116,564
	$9,262,110	$9,115,226	$8,782,023

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$283,201	$274,725	$288,082
Current portion of long-term debt	50,000	50,000	-
Revolving credit agreement	-	-	306,700
Other current liabilities	380,556	292,247	280,452
Total Current Liabilities	713,757	616,972	875,234

Noncurrent Liabilities:
Long-term debt	2,019,875	2,020,543	1,318,489
Other noncurrent liabilities	1,307,124	1,314,325	1,240,046
Total Noncurrent Liabilities	3,326,999	3,334,868	2,558,535

Shareholders' Equity	5,221,354	5,163,386	5,348,254
	$9,262,110	$9,115,226	$8,782,023

The J. M. Smucker Company

Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended July 31,
	2012	2011
	(Dollars in thousands)
Operating Activities
Net income	$110,863	$111,523
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	36,054	27,569
Depreciation - restructuring and merger and integration	3,590	10,415
Amortization	24,191	20,235
Share-based compensation expense	4,309	6,032
Other noncash restructuring charges	6	909
Loss on sale of assets - net	1,014	725
Changes in assets and liabilities, net of effect from businesses acquired:
Trade receivables	(43,990)	7,512
Inventories	(58,690)	(330,854)
Accounts payable and accrued items	62,408	55,380
Defined benefit pension contributions	(1,033)	(3,691)
Accrued and prepaid taxes	44,806	41,206
Other - net	(16,809)	(5,199)
Net Cash Provided by (Used for) Operating Activities	166,719	(58,238)

Investing Activities
Business acquired, net of cash acquired	-	(362,846)
Additions to property, plant, and equipment	(46,282)	(67,632)
Sales and maturities of marketable securities	-	18,600
Proceeds from disposal of property, plant, and equipment	256	130
Other - net	17,713	(18)
Net Cash Used for Investing Activities	(28,313)	(411,766)

Financing Activities
Revolving credit agreement - net	-	306,700
Quarterly dividends paid	(52,845)	(50,159)
Purchase of treasury shares	(4,240)	(5,385)
Proceeds from stock option exercises	185	242
Other - net	2,292	2,534
Net Cash (Used for) Provided by Financing Activities	(54,608)	253,932
Effect of exchange rate changes on cash	(2,032)	(1,298)
Net increase (decrease) in cash and cash equivalents	81,766	(217,370)
Cash and cash equivalents at beginning of period	229,708	319,845
Cash and Cash Equivalents at End of Period	$311,474	$102,475

The J. M. Smucker Company

Unaudited Non-GAAP Measures

	Three Months Ended July 31,
	2012	2011
	(Dollars in thousands, except per share data)
Gross profit excluding special project costs (1)	$473,737	$441,510
% of net sales	34.6%	37.1%

Operating income excluding special project costs (2)	$218,337	$205,711
% of net sales	15.9%	17.3%

Net income excluding special project costs: (3)
Income	$129,297	$128,240
Income per common share — assuming dilution	$1.17	$1.12

(1) Reconciliation to gross profit:
Gross profit	$469,773	$431,084
Cost of products sold - restructuring and merger and integration	3,964	10,426
Gross profit excluding special project costs	$473,737	$441,510

(2) Reconciliation to operating income:
Operating income	$190,525	$180,703
Cost of products sold - restructuring and merger and integration	3,964	10,426
Other restructuring costs	10,910	9,897
Other merger and integration costs	6,269	4,685
Other special project costs	6,669	-
Operating income excluding special project costs	$218,337	$205,711

(3) Reconciliation to net income:
Net income	$110,863	$111,523
Income taxes	56,402	55,303
Cost of products sold - restructuring and merger and integration	3,964	10,426
Other restructuring costs	10,910	9,897
Other merger and integration costs	6,269	4,685
Other special project costs	6,669	-
Income before income taxes, excluding special project costs	$195,077	$191,834
Income taxes, as adjusted	65,780	63,594
Net income excluding special project costs	$129,297	$128,240

The J. M. Smucker Company

Unaudited Non-GAAP Measures

	Three Months Ended July 31,
	2012	2011
	(Dollars in thousands, except per share data)
Earnings before interest, taxes, depreciation, and amortization (4)	$254,704	$240,165
% of net sales	18.6%	20.2%

Free cash flow (5)	$120,437	$(125,870)

(4) Reconciliation to net income:
Net income	$110,863	$111,523
Income taxes	56,402	55,303
Interest income	(278)	(302)
Interest expense	23,882	15,422
Depreciation	36,054	27,569
Depreciation - restructuring and merger and integration	3,590	10,415
Amortization	24,191	20,235
Earnings before interest, taxes, depreciation, and amortization	$254,704	$240,165

(5) Reconciliation to cash provided by (used for) operating activities:
Cash provided by (used for) operating activities	$166,719	$(58,238)
Additions to property, plant, and equipment	(46,282)	(67,632)
Free cash flow	$120,437	$(125,870)

The Company uses non-GAAP measures including net sales adjusted for the noncomparable impact of acquisition, divestiture, and foreign exchange rate; gross profit, operating income, net income, and net income per diluted share, excluding special project costs; earnings before interest, taxes, depreciation, and amortization ("EBITDA"); and free cash flow as key measures for purposes of evaluating performance internally. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of these non-GAAP measures supplement other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations. These non-GAAP measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments.

The J. M. Smucker Company

Unaudited Reportable Segments

	Three Months Ended July 31,
	2012	2011
	(Dollars in thousands)
Net sales:
U.S. Retail Coffee	$520,793	$500,109
U.S. Retail Consumer Foods	528,444	459,500
International, Foodservice, and Natural Foods	320,466	229,274
Total net sales	$1,369,703	$1,188,883

Segment profit:
U.S. Retail Coffee	$126,388	$139,711
U.S. Retail Consumer Foods	107,835	79,019
International, Foodservice, and Natural Foods	40,686	38,545
Total segment profit	$274,909	$257,275
Interest income	278	302
Interest expense	(23,882)	(15,422)
Share-based compensation expense	(4,116)	(5,151)
Cost of products sold - restructuring and merger and integration	(3,964)	(10,426)
Other restructuring costs	(10,910)	(9,897)
Other merger and integration costs	(6,269)	(4,685)
Other special project costs	(6,669)	-
Corporate administrative expenses	(52,456)	(46,413)
Other income - net	344	1,243
Income before income taxes	$167,265	$166,826

Segment profit margin:
U.S. Retail Coffee	24.3%	27.9%
U.S. Retail Consumer Foods	20.4%	17.2%
International, Foodservice, and Natural Foods	12.7%	16.8%

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